EXHIBIT 10.15

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

          THIS AGREEMENT is made between Spartan Motors, Inc. (the "Employer"), as defined below and Richard J. Schalter (the "Associate"). For the purposes of this Agreement, the "Employer" shall include any and all predecessor corporations or organizations, any and all successor corporations or organizations, and any and all parent, subsidiary or related organizations.

RECITALS

A.

On December 22, 2008 Employer's subsidiary Spartan Motors Chassis, Inc. entered into a plea agreement (the "Plea Agreement") and settlement agreement (the "Settlement Agreement") with the U.S. Government settling criminal and civil charges related to making a false statement.

B.

During Employer's investigation and defense of the charges stated in Recital A. above, Employer, at its cost, provided independent legal counsel for Associate, incurring fees of approximately $1,500,000. By entering into this Agreement, Employer intends to waive and forego any action seeking reimbursement from Associate for certain legal fees as defined below in Section 4A, to the extent they are otherwise recoverable under the law.

C.

Associate's employment with Employer ended effective December 29, 2008. Wholly independent from this Agreement, Associate resigned effective 29 December 2008. Regardless of whether Associate decides to enter into this Agreement and/or revoke the Agreement after signing it, Associate will no longer be an active employee of Employer as of December 29, 2008. This Agreement merely is intended to provide additional benefits to Associate, should he decide to voluntarily enter into this Agreement.

D.	The Employer and Associate desire to enter into this Agreement in order to provide certain benefits to the Associate, as specified in this Agreement, to provide for an orderly conclusion of employment, and to release and waive potential claims against each other.

The parties therefore agree as follows:

TERMS AND SETTLEMENT

          1.          Termination of Employment. The Associate's employment with the Employer ended effective December 29, 2008. Associate will be paid his regular wages and benefits earned from the Employer through the end of the payroll period in which that day falls. Such consideration includes:
a.	Regular compensation
b.

Payment of $44,899.00, representing 50% of the Mandatory Deferred Balance under the Employer's SPAR Management Incentive Bonus Plan at the time provided in the Plan (including, if applicable, the provision for the delay in payment to certain "Specific Employees" under section 409(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended).

c.	Accrued but unused vacation accrued as of December 29, 2008, and determined from Employer's records.
d.	Restricted stock, stock options and stock appreciation rights (SARs) - Share-based awards previously granted to Associate pursuant to the terms and conditions of Employer's equity compensation plans.

In consideration for the agreement of the parties as set forth herein, the Associate hereby waives any and all rights to reemployment with Employer and further waives any rights to any other compensation, bonus, or payment relating to his employment with Employer, other than those set forth in this Agreement.

          2.          Release Payment. As consideration for the promises and releases contained in this Agreement, the Employer shall pay to the Associate the following:
          A.          $305,000 payable during calendar year 2009 in equal weekly installments in accordance with Employer's normal payroll practices less applicable income and employment tax withholding. The first weekly installment shall be paid on the first payroll date that is at least seven days after the Associate executes and delivers this agreement to the Employer. The first payment will be made retroactive to the payroll period beginning 1 January 2009, and the last payment will be made for the period ending 31 December 2009.
          B.          In full satisfaction of any and all rights which Associate may have under the Employer's SPAR Management Incentive Bonus Plan ("Plan"), the Employer shall pay to the Associate an amount equal to the following:
Base Salary ($305,000.00) x Target Bonus Percentage (40%) x 2008 Spartan Chassis SPAR Multiple. "2008 Spartan Chassis SPAR Multiple" shall mean the SPAR Multiple used to compute SPAR Annual Incentive Bonuses for all other Spartan Chassis participants in the Plan. If the 2008 Spartan Chassis SPAR Multiple exceeds 2.6, all incentive in excess of 2.6 will be paid in the form of Spartan Motors stock. The price of the stock that will be used to calculate the number of shares is the market closing price on the date that the bonus is paid. The cash and Spartan Motors stock payable under this paragraph B shall be paid to the Associate on the sixth month anniversary of his separation for service (as such term is defined in section 409A of the Internal Revenue Code of 1986, as amended). Such payment shall be made net of all applicable income and employment tax withholding.

          3.          Health Benefits. Employer-provided health benefits for the Associate will be discontinued effective December 31, 2008 in accordance with Employer policy. When health benefits are discontinued, COBRA rights will be extended to the Associate, as provided by law. The Employer will pay all premiums on behalf of the Associate for COBRA continuation coverage for up to 12 months or until Associate gains new employment.

          4.          Legal Fees and Other Fees.

A.	Legal Fees in Connection with Government Charges. As recited above, Employer incurred and paid for independent legal counsel for Associate in connection with investigation and defense of the charges stated in Recital A. "Legal Fees" as intended herein includes only legal fees incurred and paid in connection with the investigation and defense of charges stated in Recital A, but expressly excludes any legal fees incurred on behalf of Associate by Associate's counsel between 1 December 2008 and 22 December 2008 and paid related to suspension and debarment issues. For the avoidance of doubt, to the extent that legal fees are incurred on behalf of Associate by Associate's counsel between 1 December 2008 and 22 December 2008 and paid related to suspension and debarment issues, such fees shall be the responsibility of Associate. Effective on 22 December 2008 Employer shall cease to be responsible for Legal Fees on Associate's behalf. Accordingly, Employer shall pay for all Legal Fees incurred to such date and Associate shall pay for any Legal Fees incurred after such date. Employer further waives and releases all claims for reimbursement relating to the Legal Fees already incurred. Except as provided in this Section 4(A), Employer agrees to indemnify Associate as set forth in Article VII of Employer's By-Laws.

B.	Other Fees. Employer also agrees to pay Associate $6,000 for legal and miscellaneous fees incurred in connection with the review and Associate's obtaining advice regarding this Agreement.

          5.          Payments in Excess of Pre-Existing Obligations. The parties agree that the payments and benefits provided to the Associate under paragraphs 2, and 3 of this Agreement, except as set forth below, are being paid as consideration to support the promises and releases contained in this Agreement. Such payments and benefits exceed any pre-existing obligations of the Employer to the Associate (including, without limitation, continued salary, benefits, or bonuses), and are not being paid for services rendered or to be rendered by the Associate to the Employer. The consideration being paid under paragraph 2B is being paid as consideration to support the promises and releases contained in this agreement with the exception of the promises contained in paragraph 7. For the avoidance of doubt, the consideration being paid under paragraph 2B is not conditioned on

Associate's compliance with paragraph 7.

          6.          Non-disparagement and Confidentiality.

                    A.          Associate agrees, on his own behalf and on behalf of his immediate family members, attorneys, representatives and agents, that neither he nor any of his immediate family members, attorneys (except Warner, Norcross & Judd), agents or representatives will make any disparaging or defamatory comments to any third party concerning the Employer or any Employer Releasee (see paragraph 9 below for definition), including but not limited to any disparaging or defamatory comments about their integrity, honesty or morality, or about the quality or value of their products, services, methods of doing business, or employment practices, or any other business or personal matter. Associate further agrees not to encourage or assist in any litigation against the Employer or any Employer Releasee, except insofar as his testimony is required by law. If Associate is served with process concerning any matter in which Employer or any Employer Releasee has an interest, he will immediately notify Thomas Kivell at 1000 Reynolds Road, Charlotte, MI 48813.

                    B.          The Employer agrees that it will instruct its executive level employees to refrain from making any disparaging or defamatory comments to any third party concerning Associate's integrity, honesty or morality, about the quality or value of his job performance for the Employer or about any other business or personal matter concerning Associate. Employer also agrees to instruct its executive level employees to refer all inquiries about Associate to the Spartan Chassis Human Resources Director.

          C.          The Associate acknowledges that he has had access to, created, or acquired confidential, privileged, copyrighted or proprietary records, provider records, or trade/market/financial information, secrets, or processes. He understands that this information, regardless of the format (or changing formats over time), is solely the property of the Employer. He further recognizes that disclosures of this information, whether inadvertent or intentional, will damage the Employer's business interests, and accordingly he agrees not to disclose that information to any person or entity. In addition, the Associate represents that he has returned to the Employer all such information, whether paper or electronic, or copies along with any other Employer property in his possession, but excluding those items that Tom Kivell has agreed in writing that the Employer will permit Associate to retain. Employer understands that Associate has presented certain documents to his attorneys which may be deemed confidential as described in this paragraph. Associate agrees not to authorize disclosure of any such documents by his attorneys without the written consent of Employer

          D.          The Associate agrees that he, and anyone to whom this paragraph allows disclosure, shall keep the terms, conditions and amount of this Confidential Separation Agreement and Release strictly confidential. The Associate shall disclose no information concerning the terms, conditions or amount of separation pay granted under this Agreement to anyone, except his spouse, attorneys, accountants, auditors, tax advisors, or taxing authorities, unless required to do so by process of law. This covenant of Confidentiality is a material term of this Confidential Separation Agreement and Release and constitutes an inducement to the Employer to enter into this Agreement.

          E.          In the event that the Associate is deemed to have materially breached any part of Section 6 of this Agreement, the Employer may, in addition to any other remedy it may have, withhold or cancel any other payments due to the Associate pursuant to this Agreement. The Employer shall give prior or contemporaneous written notice of such withholding or cancellation of payments to the Associate and a fifteen (15) day opportunity to cure any alleged breach.

          7.          Noncompete.

          A.  For a period of twelve (12) months after employment with the Employer, Associate shall not, directly or indirectly, become employed by, or become a consultant to, a Competing Business. For a period of twelve (12) months after employment with the Employer, Associate covenants that he shall not establish a Competing Business that, or work as an employee or consultant in a capacity competing with Employer. "Competing Business" for purposes of this paragraph, means:
          (i) a business offering products or services in direct competition with Employer or Employer's subsidiaries and divisions; or
          (ii) a business developing the ability to compete in selling, designing, marketing, or manufacturing, products or services that compete with Employer or Employer's subsidiaries and divisions.
          B.  Associate further covenants that for a period of twelve (12) months after employment with the Employer, he will not, directly or indirectly, solicit the employment of any person who is employed by the Employer or Employer's subsidiaries and divisions on a full or part-time basis.

          8.          Employer Property. To the extent Associate still has any Employer property, Associate agrees to return all Employer property, whether leased or owned, of any kind whatsoever, including without limitation all confidential records identified in Section 6(C) of this Agreement, by December 29, 2008, but excluding those items that Tom Kivell has agreed the Employer will permit Associate to retain.

          9.          Release. The Associate hereby releases, acquits, and forever discharges the Employer as defined herein, its present and former associates, officers, agents, directors, successors, predecessors, assigns and attorneys (except Warner, Norcross & Judd) (the "Employer Releasees"), from any and all grievances, claims, actions, charges, suits, causes of action, demands, rights, damages, levies, costs, executions, expenses (including, but not limited to the fees set forth in Paragraph 4 above) and compensation whatsoever, known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Associate has now or which may accrue to the date of execution of this Agreement on account of or growing out of the Associate's employment with Employer, the termination of that employment or the circumstances surrounding termination of that employment, or arising out of related events occurring through the date that this Agreement is executed. This includes, but is not limited to, claims for wrongful discharge; any breach of express or implied contracts; continued employment; loss of wages or benefits; employment discrimination specifically including age or other discrimination claims arising under Title VII or the Federal Age Discrimination in Employment Act, as amended, or any other federal or state civil rights or anti-discrimination act, or any other statute; slander; libel; defamation; attorney fees; and all other types of claims or causes of action whatsoever.

          The above release does not affect the Associate's right to participate or cooperate in a charge or investigation with the Equal Employment Opportunity Commission, but it is understood and agreed that the Associate waives, releases, and gives up any right to reimbursement, money damages, or other payment or monetary benefit with regard to or arising out of any such charge, investigation, agency or administrative adjudication, or litigation. The above release also does not affect the Associate's rights to pursue any claims for breach of this Confidential Separation Agreement and Release.

          Employer also releases Associate from any and call claims, damages, charges or expenses, known or unknown, liquidated or unliquidated, which Employer may have against Associate on account of or growing out of the Associate's employment with employer, but excluding reckless or intentional torts and criminal acts.

          10.          Consultation with an Attorney. Associate is advised to consult an Attorney regarding his rights and this Agreement before this Agreement is signed.

          11.          Time to Decide. Associate is urged to consider this Agreement carefully and he acknowledges that this Agreement was first given to him/her for his consideration on or about December 29, 2008. The Associate has a period of at least twenty-one (21) days from that date to decide whether to sign this Confidential Separation Agreement and Release. If the Associate chooses to sign this Agreement before expiration of the 21 days, he acknowledges that he does so voluntarily, and free from any threat to withdraw or alter the offer before expiration of the 21-day period.

          12          Seven (7) Day Period to Revoke. The Associate further acknowledges that he has seven (7) days from the date he executes this Agreement within which to revoke this Agreement ("Revocation Period") and that this Release is not effective until after the expiration of the Revocation Period. Any revocation of this Agreement shall be made in writing by the Associate and shall be delivered to Thomas Kivell before 5 p.m. on the seventh day following the date on which Associate executes this Agreement. This Agreement shall not become effective or enforceable until the Revocation Period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Associate was employed at the time of her last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. Should the Associate revoke this Agreement during the Revocation Period, the entire Agreement may be deemed null and void.

          13.          No Admission of Liability. Nothing contained herein and no actions taken by any party with respect to this Confidential Separation Agreement and Release shall be construed as an admission by any person, entity, or party to this Agreement, of any act of wrongdoing or any liability of any kind, all such liability and wrongdoing being expressly denied.

          14.          Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

          15.          Entire Agreement. This Agreement sets forth the entire Agreement between the parties and fully supersedes any and all prior agreements or understandings between them. This Agreement may not be modified or amended except by written agreement signed by all parties.

          16.          Governing Law. This agreement shall be construed and enforced under the laws of the State of Michigan.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIRE TO ENTER INTO SUCH AGREEMENT AND GENERAL RELEASE. ASSOCIATE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE EMPLOYER; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH ABOVE, ASSOCIATE FREELY AND KNOWINGLY AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE.

THEREFORE, the parties to this Confidential Separation Agreement and Release now voluntarily and knowingly execute this Agreement.

[READ THIS DOCUMENT CAREFULLY. IT CONTAINS A RELEASE OF CLAIMS AGAINST THE EMPLOYER.]

RICHARD J. SCHALTER	SPARTAN MOTORS, INC.

/s/ Richard J. Schalter	/s/ David R. Wilson

By:	David R. Wilson
Its:	Chairman, Board of Directors

Dated: January 22, 2009	Dated: December 29th, 2008

WITNESS:

/s/ Kathy A. Schalter